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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
                    SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number      1-8887
                                                               -----------------

                          TRANSCANADA PIPELINES LIMITED
         ---------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            450 - 1ST STREET S.W., CALGARY, ALBERTA, T2P 5H1, CANADA
         ---------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         COMMON SHARES WITHOUT PAR VALUE
            (INCLUDING RELATED RIGHTS UNDER SHAREHOLDER RIGHTS PLAN)
         ---------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                       8.25% PREFERRED SECURITIES DUE 2047
         ---------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [ X ]        Rule 12h-3(b)(1)(i)    [ X ]
     Rule 12g-4(a)(1)(ii)   [   ]        Rule 12h-3(b)(1)(ii)   [   ]
     Rule 12g-4(a)(2)(i)    [   ]        Rule 12h-3(b)(2)(i)    [   ]
     Rule 12g-4(a)(2)(ii)   [   ]        Rule 12h-3(b)(2)(ii)   [   ]
                                         Rule 15d-6             [   ]

      Approximate number of holders of record as of the certification or
notice date:         1
             ----------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, TransCanada PipeLines Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: May 15, 2003                      By: /s/ RHONDDA E.S. GRANT
                                            ------------------------------------
                                            Name:  Rhondda E.S. Grant
                                            Title: Vice-President and
                                                   Corporate Secretary